UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2016

PRINCETON CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	814-00710	46-3516073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

4422 Route 27, Building C Suite 1, Box 89 Kingston, New Jersey	08528
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 514-9200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

As reported in the Form 8-K filed with the SEC on September 16, 2016, on September 12, 2016, Princeton Capital Corporation (the “Company”) entered into a loan agreement and related security agreement (collectively, the “Loan Agreement”) with Munish Sood in the amount of $225,000. Mr. Sood is the Company’s Chief Executive Officer and a director of the Company. The board of directors of the Company, at a special meeting of the board held on September 9, 2016 (with Mr. Sood recusing himself from the vote), authorized and approved that the Company enter into the Loan Agreement.

Under the Loan Agreement, Mr. Sood agreed to extend a term loan in an aggregate principal amount equal to $225,000, the proceeds of which were used solely by the Company to provide additional capital to one of its portfolio companies.

On October 21, 2016, the Company entered into an amendment to the Loan Agreement (the “First Amendment”) to increase the aggregate principal amount of the term loan to $365,000, the proceeds of which are to be used solely by the Company to provide additional capital to one of its portfolio companies. The board of directors of the Company, by Unanimous Written Consent (with Mr. Sood recusing himself from approval of the actions relating to the First Amendment and executing the consent solely for the purposes of providing unanimous written consent) authorized and approved that the Company enter into the First Amendment.

The loan will be repaid in full together with interest at an annualized rate of 10% per annum on December 12, 2016.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

PRINCETON CAPITAL CORPORATION

Dated: October 27, 2016	By:	/s/ Gregory J. Cannella
	Name:	Gregory J. Cannella
	Title:	Chief Financial Officer

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